UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 17, 2019

Castle Brands Inc.

(Exact name of registrant as specified in its charter)

Florida	001-32849	41-2103550
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 East 42nd Street, Suite 5000, New York, New York	10168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(646) 356-0200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ROX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2019, Castle Brands Inc. (the “Company”), and its wholly-owned subsidiary, Castle Brands (USA) Corp. (“CB-USA”), entered into an Eighth Amendment (the “Amendment”) to that certain Amended and Restated Loan and Security Agreement (as amended, the “Loan Agreement”), dated as of September 22, 2014, with ACF FinCo I LP (“ACF”), to amend certain terms of the Company’s existing $27,000,000 revolving credit facility (the “Facility”) with ACF.

Among other changes, the Amendment (i) increases the maximum amount of the Facility from $27,000,000 to $60,000,000 and removes the sublimit which permitted the Company to acquire aged whiskey inventory (the “Purchased Inventory Sublimit”); (ii) amends the borrowing capacity of the Facility to remove reference to the Purchased Inventory Sublimit and instead be equal to the lesser of (x) $60,000,000 and (y) the sum of the borrowing base calculated in accordance with the Loan Agreement; (iii) amends the definition of borrowing base to increase the amount of borrowing that can be collateralized by bourbon and finished goods inventory; (iv) amends the interest rate applicable to the revolving credit facility to be equal to the greatest of (x) the prime rate plus 1.50%, (y) the LIBOR rate plus 4.00% and (z) 5.50%; (v) contains a fixed charge coverage ratio covenant requiring the Company to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0, measured on a rolling four (4) fiscal quarter basis; (vi) adds a covenant regarding revenue levels for certain Company brands; (vii) amends the permitted payments covenant to include repayment of the entire amount then due and payable under the terms of the 11% Subordinated Note due 2020 dated March 29, 2017, as amended, issued by the Company in favor of Frost Nevada Investments Trust (the “Frost Note”); (viii) reduces the monthly facility fee from 0.75% per annum of the maximum Facility amount to 0.25% per annum of the maximum Facility amount; and (ix) extends the maturity date of the Facility to July 31, 2023. The Company and CB-USA paid ACF an aggregate $150,000 commitment fee in connection with the Amendment.

As a result of the removal of the Purchased Inventory Sublimit, all amounts owed to certain related parties of the Company pursuant to the participation agreement entered into between such related parties and ACF were repaid in full.

In connection with the Amendment, the Company and CB-USA also entered into a Second Amended and Restated Revolving Credit Note (“Revolving Note”).

The foregoing summary of the Amendment and the Revolving Note is qualified in its entirety by reference to the complete text of the Amendment and Revolving Note attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On July 17, 2019, the Company prepaid in full the outstanding indebtedness owed under the Frost Note, in the aggregate principal amount of $20 million plus all accrued but unpaid interest thereon. No prepayment penalties were incurred by the Company in connection with the prepayment. Upon the prepayment of the outstanding indebtedness, the Frost Note was cancelled.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Report on Form 8-K:

4.1 Eighth Amendment to the Amended and Restated Loan and Security Agreement, dated as of July 17, 2019, by and among ACF FinCo I LP, the Company and Castle Brands (USA) Corp.*

4.2 Second Amended and Restated Revolving Credit Note, dated as of July 17, 2019, in favor of ACF FinCo I LP.

* Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castle Brands Inc.

July 19, 2019	By:	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	SVP, CFO, Treas. & Secretary